Exhibit 10.26

ULTA BEAUTY, INC.

AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

OPTION AGREEMENT - CERTIFICATE

The following evidences a grant of an option (the “Option”) to purchase shares of common stock of Ulta Beauty, Inc. (the “Company”) pursuant to the Ulta Beauty, Inc. Amended and Restated 2011 Incentive Award Plan (the “Plan”) to the following individual and upon the following terms:

Optionee:	Name: Address: Location-
Grant Date:
Exercise Price Per Share:
Total Number of Shares Granted:
Type of Option:

If designated as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code; provided, however, that to the extent that it does not so qualify that portion which does not so qualify shall be treated as a Non-Qualified Stock Option.

Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the Plan.

1.Vesting Schedule.  The Option shall vest and become exercisable based on Optionee’s continued service as an Employee, Director or Consultant to the Company on the following dates and according to the following schedule:

[ADD VESTING SCHEDULE]

Notwithstanding the foregoing:

(A) The Option will be fully vested and exercisable if (i) Optionee has a Termination of Service by reason of death or Disability or (ii) Optionee has a Termination of Service without Cause within twelve (12) months following a Change in Control.

(B) If Optionee (i) violates the CIPCA (as defined herein) or (ii) has a Termination of Service for Cause, then the Option will be forfeited, whether or not previously vested, and all rights Optionee may have to exercise the Option shall immediately terminate.  For this purpose “Cause” shall mean, as determined in the sole discretion of the Administrator, the Optionee’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g. gross negligence, willful misconduct, gross insubordination or unethical conduct); and (iv) if Optionee is an Employee, violation of any material condition of employment.

(C) If Optionee has a Termination of Service by reason of Optionee’s Qualified Retirement, the Option will continue to vest and become exercisable for the term of the Option in accordance with the vesting schedule set forth above as if Optionee has not incurred a Termination of Service, provided, however, that if the Optionee owns, operates, or provides any advisory, employment, director or other similar services to any Competitive Business (as defined in the CIPCA) in the Restricted Area (as defined in the CIPCA) at any time during the two (2) years following Optionee's Termination of Service, then the Option will be immediately forfeited.  For purposes of this Agreement “Qualified Retirement” shall mean Optionee’s Termination of Service other than by the Company for Cause at such time that (x) Optionee has reached the age of 55, (y) the sum, rounded down to the nearest whole number, of Optionee’s age (measured to two decimal points) and the number of years (measured to two decimal points) of uninterrupted service with the Company as an Employee, Consultant or Non-Employee Director, is greater than or equal to seventy (70), and (z) to the extent that the Termination of Service is a result of Optionee’s resignation from the Company, Optionee has provided the Company with at least one (1) year prior written notice of Optionee’s intent to retire.

2.Option Period.  The Option shall be valid for a term commencing on the Grant Date and will expire the earliest of:  (i) ten (10) years from the Grant Date; (ii) the date three (3) months after the Optionee’s Termination of Service for any reason other than due to death, Disability, or Qualified Retirement or by the Company for Cause; (iii) the date twelve (12) months after the Optionee’s Termination of Service by reason of death or Disability; or (iv) the date of Optionee’s Termination of Service for reasons of Cause.  For purposes of this Agreement “Disability” means that the Optionee qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

3.Exercise.  The Option may be exercised at any time during its term to the extent vested.  If Optionee has a Termination of Service any unvested portion of the Option will terminate and will no longer be exercisable, except as otherwise provided in Section 1(C).  The Option may not be exercised for fractional shares.  In order to exercise the Option, Optionee shall be required to execute such forms and provide such notice as the Company may require from time to time.  The Option will not be deemed exercised until the Exercise Price for each share, plus any required tax withholding is delivered to the Company.  The Exercise Price may be paid pursuant to any method allowable under the Plan.

4.Non-Compete, Non-Solicitation and Confidential Information.  The grant of this Option is subject to either the Optionee’s consenting to or having already consented to and abiding by the terms of the attached Confidential Information & Protective Covenants Agreement (“CIPCA”).

5.Withholding. The Company has the authority to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this Option.  Optionee may satisfy his or her tax obligation, in whole or in part : (i) with the consent of the Company, by having the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (ii) with the consent of the Company, by having the Optionee surrender to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation; (iii) by payment in cash or check; or (iv) with the consent of the Company, by delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the withholding amount; provided that payment of such proceeds is then made to the Company upon settlement of such sale.

6.No Additional Rights.  Participation in the Plan is voluntary.  The value of the option is an extraordinary item of compensation outside the scope of Optionee’s employment contract, if any.  As such, the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans.  Rather, the awarding of an option under the Plan represents a mere investment opportunity.

7.Not Transferable.  This Option is not transferable except by will or the laws of descent and distribution.

8.Limitations on Plan Rights.  This Option is granted under and governed by the terms and conditions of the Plan.  By acceptance of this Option Optionee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future.  Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By acceptance of this Option, Optionee consents to the provisions of the Plan and this Agreement.  Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

9.Severability, Waiver, Modification, Assignment, and Governing Law.

(a)This Agreement may not be waived or modified except by written agreement of the Company and the Holder, or by court order.

(b)If either party waives the right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.

(c)If the forfeiture provisions of Section 1(C) of this Agreement are determined by a court of competent jurisdiction to be unenforceable because the definition of Competitive Business or Restricted Area are too broad, or the duration for forfeiture of the Option is too long, then the court shall modify such definitions and the duration to the extent necessary in order to make Section 1(C) enforceable.  If any court determines that the forfeiture provisions in Section 1(C)  of this Agreement are unenforceable despite the power to reform them, then Section 1(C) shall be removed from this Agreement in its entirety, and the Option will be forfeited, retroactively, as provided in Section 1(B) as of and upon the Optionee's Termination of Service and the remaining provisions of this Agreement are not to be affected and should be given full effect.

(d)This Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Holder.

(e)The laws of the State where Employee is employed by the Company as of the Effective Date of this Agreement will govern this Agreement, and the rights of the Parties in any dispute arising from this Agreement.

(f)Any action relating to or arising from this Agreement must be brought in the courts of the State of Illinois or the federal district courts located in the State of Illinois (if sufficient grounds for federal court jurisdiction exist).  Employee expressly consents to personal jurisdiction and venue in the aforementioned courts in any such action.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:

Name:

Title: Chief Human Resources Officer